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EXHIBIT 21.  LIST OF SUBSIDIARIES

-    MKS International, Inc.

-    MKS Instruments Deutschland GmbH

-    MKS Instruments France S.A.

-    MKS Instruments Canada Ltd.

-    MKS Instruments, U.K. Limited

-    MKS East, Inc.

-    MKS Japan, Inc.

-    MKS Korea Co., Ltd.

-    MKS FSC, Inc.

-    MKS MSC, Inc.



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